EXHIBIT 99.1

Cathay Bancorp Appoints Heng W. Chen as Executive Vice President & CFO

Monday June 23, 8:31 am ET

LOS ANGELES, June 23 /PRNewswire-FirstCall/ — Cathay Bancorp, Inc. (Nasdaq: CATY-News) announced today that Mr. Heng W. Chen will join the company as Executive Vice President and Chief Financial Officer (“CFO”), assuming the CFO responsibilities from Mr. Anthony M. Tang, who will remain an Executive Vice President of Cathay Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank, a wholly owned subsidiary of Cathay Bancorp. Mr. Chen will also serve as an Executive Vice President of Cathay Bank.

“Mr. Heng W. Chen is a highly effective financial executive who has extensive experience in all aspects of financial management and treasury functions in a larger financial institution,” said Mr. Dunson K. Cheng, Chairman and President of Cathay Bancorp. “This addition to our senior management will allow Mr. Anthony M. Tang to devote more of his efforts to our customers and management of our loan portfolio, while Mr. Chen will focus on our financial operations.”

Mr. Chen brings extensive financial and treasury experience in financial and regulatory reporting, mergers and acquisitions, debt issuance, fixed income investments, interest rate risk management, investor relations, corporate income taxes, and budgeting and planning. Previously, Mr. Chen served as Executive Vice President—Finance of City National Bank, a $12 billion bank headquartered in Beverly Hills, California, where he served in various other capacities from 1984 to 2003. He has also served in various capacities at City National Corporation, the holding company of City National Bank, from 1984 to 2003, including the positions of Assistant Chief Financial Officer and Assistant Treasurer since June 1998. Prior to working at City National, he was a Senior Manager at Price Waterhouse responsible for supervising, planning, and staffing audits of public and private companies in the financial services, manufacturing, and utilities industries.

Mr. Chen earned a Bachelor of Arts degree from the University of California at Santa Barbara. He earned his Master’s in Business Administration from the University of California at Los Angeles.

Cathay Bancorp, Inc. is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank now operates 12 branches in Southern California, eight branches in Northern California, three branches in New York State, one in Houston, Texas, and representative offices in Hong Kong and Shanghai, China. In addition, Cathay Bank’s subsidiary, Cathay Investment Company, maintains an office in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements, of Cathay Bancorp, Inc. to be materially different from any future results, performance, or achievements, expressed or implied by such forward-looking statements.